Exhibit 99.1

GRACO INC. P.O. Box 1441 Minneapolis, MN 55440-1441 NYSE: GGG

FOR IMMEDIATE RELEASE: September 26, 2024	FOR FURTHER INFORMATION: Investors: David M. Lowe, 612-623-6456 Media: Meredith Sobieck, 763-353-1498 Meredith_A_Sobieck@graco.com

Graco Inc. Signs Definitive Agreement to Acquire Corob S.p.A., a Global Manufacturer of High-tech Dispensing and Mixing Solutions for Paints and Coatings.

MINNEAPOLIS (September 26, 2024) –Graco Inc. (NYSE:GGG) announced today that it has entered into a definitive agreement to acquire Corob S.p.A. (“Corob”) for €230 million, subject to customary adjustments, with up to €30 million in additional contingent consideration. The transaction is expected to close in Graco’s fiscal fourth quarter following the satisfaction of customary closing conditions. Corob had revenue of €110 million in 2023.

“The addition of Corob to our portfolio builds on our strong global position in the growing paint and coating machinery manufacturing category within our Contractor segment,” said Mark Sheahan, Graco’s President and CEO. “This acquisition advances our key strategies of global growth and expanding into new and adjacent markets. Like Graco, Corob has a demonstrated track record of achieving consistent growth in markets around the world through innovation as well as quality and service, and we look forward to collaborating for continued success.”

Corob is a global leader in the design and manufacturing of high-performance volumetric and gravimetric dispense, mixing, and shaking equipment used in mission-critical tinting applications. Corob has more than 600 employees worldwide and is headquartered in Italy with additional manufacturing operations in India and Canada.

ABOUT GRACO

Graco Inc. supplies technology and expertise for the management of fluids and coatings in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid and powder materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction, and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

Cautionary Statement Regarding Forward-Looking Statements

The Company desires to take advantage of the “safe harbor” provisions regarding forward-looking statements of the Private Securities Litigation Reform Act of 1995 and is filing this Cautionary Statement in order to do so. The Company’s statement about the expected closing date of the acquisition is a forward-looking statement. The expected closing and closing date of the acquisition could differ due to any event, change or other circumstance that prevents the parties from satisfying the closing conditions in a timely fashion or at all.

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